Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current, Vice President & CFO
517/372-9200

Neogen reports 16% increase in revenues

LANSING, Mich., July 21, 2009 – Neogen Corporation (NASDAQ: NEOG) today announced a 16% increase in revenues for its 2009 fiscal year, which ended May 31, and a continuation of the company’s outstanding record of profitability.

Neogen’s revenues for FY 2009 were $118,721,000, up from $102,418,000 in the company’s previous fiscal year. The 2009 results reflect changes in currency exchange rates that had an unfavorable impact of $2.7 million on Neogen’s international net sales. Net income per share was $0.92 in FY 2009, compared to $0.81 in the prior year. Both revenues and net income for the 2009 fiscal year established new all-time highs for the 27-year-old company.

Neogen’s fourth quarter revenues increased 14% on a year-to-year comparison to $30,890,000. Quarterly net income per share was $0.23 for the final FY 2009 three-month period. In the prior year, the company’s fourth quarter revenues were $27,119,000 and net income was $0.21 per share. Neogen’s fourth quarter was the 65th consecutive profitable quarter from operations for the company, and the 69th quarter of the past 74 quarters to show increased revenues as compared with the previous year.

“We are very pleased to announce these exceptional results in this difficult business environment,” said James Herbert, Neogen’s chief executive officer and chairman. “Neogen’s mission to provide food and animal safety solutions to diverse domestic and international markets has shown some resilience to the economic downturn. We continue to see a world of opportunity ahead for us, and we will continue to execute the growth strategies necessary to seize the opportunities.”

For the first time in any fiscal year, Neogen’s percentage of sales from international markets exceeded 40% of total revenues. Comparing the FY 2009 financial performance of Neogen’s Scotland-based subsidiary to the prior year using British pounds, Neogen Europe recorded an exceptional 26% year-over-year revenue gain. However, when Neogen Europe’s current-year revenues are translated into U.S. dollars for purposes of consolidation, its revenue gain is reduced to 3%, reflecting the significant impact on year-over-year comparisons as a result of currency translation.

“Despite the economic challenges that many of our customers encountered during the last quarter of our fiscal year, and the resulting uncertainty for some of our operating divisions, we made significant progress on a number of key objectives,” said Lon Bohannon, Neogen’s president and chief operating officer. “Our inventories came down $1.5 million during the three-month period that ended May 31, and gross margins improved from 46.8% in our third quarter to 50.1% in our fourth quarter. In addition, we were pleased to see our percentage growth in operating income exceed our percentage growth in revenue for the fourth quarter as we continue to emphasize cost reduction and productivity improvements.”

“Cash flow from operations for FY 2009 improved $3.1 million when compared to FY 2008 with much of the improvement coming in the May quarter as a result of improvements in accounts receivable days outstanding and inventory turn,” said Richard Current, Neogen’s chief financial officer. “We are implementing systems and procedures to make the fourth quarter cash flows a model for FY 2010.”

Revenues from the company’s Animal Safety segment grew 29% in 2009 compared to the prior year. While the successful integration of the acquired DuPont line of disinfectants and cleaners, and IDS drug residue diagnostics, contributed the majority of Animal Safety’s revenue growth for the year, sales of existing product lines achieved organic growth of 6% in the fourth quarter, and 4% for the year. Animal Safety was able to capitalize on the acquisition of the DuPont products as Neogen’s previously owned agricultural disinfectants and cleaners experienced near double-digit growth for the year. Sales of the DuPont products themselves exceeded expectations in their first year by more than 10%. Domestic sales of Neogen’s line of rodenticides also experienced strong growth of 11% for the year led by market share gains in agronomic markets.

Neogen’s Kare line of small animal supplements experienced a record year, with sales up more than 40%. A number of well-publicized outbreaks of equine botulism in the past year and a focused marketing response contributed to a double-digit increase in sales of the company’s equine botulism vaccine for the year. Animal Safety also saw a double-digit increase in sales of its proprietary D3 detectable needles, and an exceptional 12% growth in sales of its proprietary K-Blue® substrate sold primarily to diagnostic test kit manufacturers.

Neogen’s Food Safety segment recorded a completely organic, broad-based FY 2009 revenue increase of 6% to $61,025,000. Adjusting for the impact of currency translation, Food Safety’s organic growth was 11%. Neogen’s food allergen product line had another outstanding year of growth, with sales increasing by more than 40% over the prior year. The dramatic increase in sales of each of Neogen’s allergen tests is attributable to food producers increasing efforts to ensure that inadvertent allergenic ingredients do not contaminate non-allergenic foods.

Sales of Food Safety’s oldest product line, its rapid tests to detect natural toxins in grain, also saw significant improvement for the year, as tests for aflatoxin and deoxynivalenol (DON) improved by 10% compared to the prior year. Sales of Neogen products that require a capital investment, including AccuPoint® readers and Soleris™ microbial detection instruments, slowed in 2009 due to the impact of the economic downturn. However, sales of associated disposable AccuPoint samplers and Soleris vials increased sharply—providing proof of the continued use and acceptance of these unique Food Safety products.

Neogen’s financial performance continued to gain increased notice in the investment community in the past year, as the company was selected for the Russell 2000 and Standard & Poor’s SmallCap 600 indexes, and was named to Fortune Magazine’s annual list of America’s 100 Fastest Growing Small Public Companies, and to Forbes Magazine’s annual list of the 200 Best Small Companies in America for the fourth consecutive year and seventh time in the last nine years.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA (In thousands)
	Quarter ended May 31		Year ended May 31
	2009	2008	2009	2008
Revenue
Food Safety	$15,924	$15,596	$61,025	$57,664
Animal Safety	14,966	11,523	57,696	44,754

Total revenue	30,890	27,119	118,721	102,418
Cost of sales	15,413	13,017	59,288	49,185

Gross margin	15,477	14,102	59,433	53,233
Other expenses
Sales & marketing	5,853	5,567	22,906	20,648
Administrative	3,102	3,018	11,484	10,927
Research & development	1,119	824	4,555	3,639

Total other expenses	10,074	9,409	38,945	35,214

Operating income	5,403	4,693	20,488	18,019
Other income	89	7	1,136	479

Income before tax	5,492	4,700	21,624	18,498
Income tax	2,075	1,525	7,750	6,400

Net income	$3,417	$3,175	$13,874	$12,098
Net income per diluted share	$0.23	$0.21	$0.92	$0.81

Other information:
Shares to calculate per share	15,020	14,837	15,058	14,999
Depreciation & amortization	$999	$933	$3,891	$3,516
Interest income	52	85	247	442
Gross margin (% of sales)	50.1%	52.0%	50.1%	52.0%
Operating income (% of sales)	17.5%	17.3%	17.3%	17.6%
Revenue increase vs. FY 2008	13.9%		15.9%
Net income increase vs. FY 2008	7.6%		14.7%

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED BALANCE SHEET DATA (In thousands)
	May 31 2009	May 31 2008
Assets
Current assets
Cash & securities	$13,842	$14,270
Accounts receivable	23,363	19,384
Inventory	31,363	27,799
Other current assets	3,198	4,178

Total current assets	71,766	65,631
Property & equipment	17,058	16,889
Goodwill & other assets	53,352	43,837

Total assets	$142,176	$126,357

Liabilities & Stockholders’ Equity
Current liabilities	$9,246	$11,136
Long-term lines of credit	—	—
Other long-term liabilities	4,251	3,973
Stockholders’ equity-shares outstanding 14,737 in 2009 & 14,518 in 2008	128,679	111,248

Total liabilities & stockholders’ equity	$142,176	$126,357

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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